Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Change in Dividend Payment Date

Baton Rouge, LA – December 27, 2017 – Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces that as a result of changes in the tax code due to the recent passage of the Tax Cuts and Jobs Act of 2017, its board of directors approved changing the payment date of its fourth-quarter dividend on its Class A common stock and Class B common stock to January 2, 2018. The dividend was previously scheduled to be paid on December 29, 2017. Management and the board determined that, as a result of such changes to the tax code, it was prudent to delay payment of the dividend until calendar year 2018.

The record date of December 18, 2017 is unchanged. The dividend remains $0.83 per share on the Class A common stock and Class B common stock.

Forward-Looking Statements

This press release contains “forward-looking statements” concerning Lamar Advertising Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

About Lamar Advertising Company

Founded in 1902, Lamar Advertising Company is one of the largest outdoor advertising companies in North America, with more than 340,000 displays across the United States, Canada and Puerto Rico. Lamar offers advertisers a variety of billboard, interstate logo and transit advertising formats, helping both local businesses and national brands reach broad audiences every day. In addition to its more traditional out-of-home inventory, Lamar is proud to offer its customers the largest network of digital billboards in the United States with over 2,700 displays. Please feel free to explore our website www.lamar.com or contact us for additional information.

Company Contact:	Buster Kantrow
Director of Investor Relations
(225) 926-1000
bkantrow@lamar.com